CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 2, 2015, relating to the financial statements and financial highlights of Underlying Funds Trust, comprised of Event Driven Portfolio, Long/Short Equity Portfolio, Market Neutral Portfolio, Relative Value – Long/Short Debt Portfolio, and Managed Futures Strategies Portfolio for the year ended December 31, 2014, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2015